UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 22, 2008

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2008, the subsidiaries of CoaLogix, Inc. (“CoaLogix”), CoaLogix Solutions Inc., CoaLogix Tech Inc., SCR-Tech, LLC and Metallifix LLC (the “CoaLogix Subsidiaries”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Square 1 Bank (the “Bank”). Coalogix is a majority-owned subsidiary of Acorn Energy, Inc. Under the Loan Agreement, the Bank has agreed to provide the CoaLogix Subsidiaries with a three-year term loan of $500,000 ($250,000 of which is available immediately during the first six months and $250,000 of which is available during the following six months) and a three-year $2,000,000 formula based line of credit. Advances under the line of credit may not exceed 80% of the eligible receivables of the CoaLogix Subsidiaries. Interest of prime plus 0.75% on the line of credit is due monthly. All balances of principal and unpaid interest of the line of credit will be due at maturity. During the first 12 months under the term loan, interest of prime plus 1.50% is due monthly. Thereafter for the term loan, principal and interest will be amortized over 24 months in equal monthly installments. The loans are secured by all assets of the CoaLogix Subsidiaries other than intellectual property. Under the Loan Agreement, CoaLogix Subsidiaries must comply with financial and other covenants. The loans will be used for working capital and growth purposes. CoaLogix has entered into an Unconditional Guaranty in favor of the Bank pursuant to which it has guaranteed the obligations of the CoaLogix Subsidiaries under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of October, 2008.

ACORN ENERGY, INC.

By:	/s/ Sheldon Krause
Name: Sheldon Krause Title: Secretary and General Counsel